Airspan Networks Files Preliminary Prospectus

Boca Raton, Florida, September 5, 2007 - Airspan Networks Inc. (NASDAQ: AIRN), a leading worldwide provider of WiMAX and Wi-Fi based broadband wireless access networks, today announced that it has filed a preliminary prospectus supplement relating to a proposed underwritten public offering of 14,000,000 shares of its common stock. The offering will be made pursuant to the company's effective shelf registration statement covering up to $50,000,000 of common stock previously filed with the Securities and Exchange Commission and is subject to market conditions. The underwriters will have an option to purchase up to an additional 2,100,000 shares of common stock from the company to cover over-allotments, if any.

Needham & Company, LLC is acting as book-running manager in this offering and Stephens Inc. is acting as co-manager.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. This offering of shares of common stock may be made only by means of a prospectus supplement and accompanying prospectus. When available, copies of the preliminary prospectus supplement and accompanying prospectus may be obtained from Needham & Company, LLC, 445 Park Avenue, New York, NY 10022, telephone 212-371-8300.

About Airspan Networks Inc.

Airspan Networks provides wireless voice and broadband data systems and solutions for the fixed and mobile WiMAX and Wi-Fi markets, including Voice Over IP (VoIP). Its wireless products serve operators around the world in both licensed and unlicensed frequency bands between 700 MHz and 6 GHz. Airspan has a strong wireless product portfolio that includes WiMAX Forum Certified™ equipment and products meeting 802.11 a/b/g Wi-Fi standards. Airspan’s HiperMAX and MicroMAX base station products support portable and mobile 802.16e-2005 WiMAX alongside fixed and nomadic 802.16-2004 products. Airspan products also include “self install” and professionally installed customer premise equipment. Airspan is on the Board and is a founder member of the WiMAX Forum and a member of the Wi-Fi Alliance. Airspan has deployments in more than 100 countries with more than 400 operators, 100 of which use Airspan's WiMAX Forum Certified™ and non-certified products. Airspan's wireless systems are based on radio technology that delivers excellent area coverage, high security and resistance to fading. These systems can be deployed rapidly and cost effectively, providing an attractive alternative to traditional wired communications networks. Airspan also offers radio planning, network installation, integration, training and support services to facilitate the deployment and operation of its systems. Airspan is an international telecommunications equipment provider headquartered in Boca Raton, Florida. More information on Airspan can be found at http://www.airspan.com.

For Investor Relations and Media Inquiries, contact:

David Brant
Senior Vice President & Chief Financial Officer
Airspan Networks Inc.
Tel: +1 561 893-8650
Fax: +1 561 893-8681
Email: dbrant@airspan.com